Exhibit 99.1

FOR RELEASE

UNITIL ELECTS THREE NEW MEMBERS OF THE BOARD OF DIRECTORS

HAMPTON, NH, January 30, 2019: Unitil Corporation (NYSE:UTL) (www.unitil.com) today announced that its Board of Directors has elected Mark H. Collin, Suzanne Foster, and Justine Vogel to the Board. The addition of the three new directors is part of the Board’s normal succession planning process in anticipation of the upcoming retirements of directors reaching the mandatory retirement age of 75. Mr. Collin, Ms. Foster, and Ms. Vogel will stand for election to the Board by the shareholders of the Company at the next annual meeting of shareholders, which will be held in April 2019.

Mr. Collin has served as Unitil’s Senior Vice President and Chief Financial Officer since 2003, and as Treasurer since 1998. Prior to joining Unitil in 1988, Mr. Collin was an economist and utility analyst for the New Hampshire Public Utilities Commission. He is an alumnus of the State University of New York at Cortland and holds a Master of Arts in Economics degree from the University of New Hampshire Whittemore School of Business and Economics. Mr. Collin also currently serves on the Board of Directors of New Hampshire PBS, and also serves on the Executive, Finance and Investment Committees for the station. Further, as previously announced earlier this year, Mr. Collin plans to retire from the Company on May 1, 2019. As part of Unitil’s long term succession plan, he will formally step down as Chief Financial Officer and Treasurer on March 1, 2019, but will remain Senior Vice President until his retirement date of May 1, 2019.

Ms. Foster has been the president of Stanley Healthcare, a healthcare technology operating division of Stanley Black & Decker, since April 2018. Prior to Stanley Healthcare, Ms. Foster served as a general manager of Medtronic Advanced Energy (“Medtronic”), a global medical device company, from August 2011 until March 2018. Ms. Foster also has served as vice president of Global Business Operations at Salient Surgical Technologies, a medical device company, later acquired by Medtronic. She formerly worked as an attorney at the law firms of Holland & Knight and Wiggin & Nourie, and was vice president of Legal & Compliance for the Elliot Health System. In 2017, Ms. Foster was appointed to the University System of New Hampshire Board of Trustees by New Hampshire Governor Chris Sununu. She also currently serves on multiple boards of medical technology companies. Ms. Foster earned a Bachelor of Arts degree in Communications from the University of New Hampshire in 1992, a Masters of Education degree in Psychology from Notre Dame College in 1995, a Juris Doctorate degree from Suffolk University Law School in 2002, and a Masters in Public Health from Harvard University School of Public Health in 2009.

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com

Ms. Vogel has been the president and chief executive officer of The RiverWoods Group, the parent organization of charitable not-for-profit continuing care retirement communities, since 2011. Prior to The RiverWoods Group, Ms. Vogel was the president and chief executive officer of RiverWoods Exeter from 2007 until 2011, and chief operating officer of RiverWoods Exeter from 2005 until 2007. Ms. Vogel began her professional career in auditing and technical accounting roles, working at Arthur Anderson in New Jersey and Ernst & Young and Chubb Life Insurance in New Hampshire. Ms. Vogel is a certified public accountant in the state of New Jersey and serves on the Board of Directors for City Year NH. She also currently serves on the Underwriting Committee for the Board of Caring Communities, a reciprocal risk retention group serving senior living providers. Ms. Vogel earned a Bachelor of Arts degree in Accounting from Rutgers University School of Business in 1990, and is a Certified Public Accountant in the state of New Jersey.

“We are delighted that Suzanne Foster, Justine Vogel and Mark Collin will be joining the Unitil Board,” said Thomas P. Meissner, Jr., Unitil’s Chairman, Chief Executive Officer and President. “The three new members of the Board bring varied and extensive experience in a number of important areas that will enhance and preserve the Board’s existing strong skill set.”

About Unitil Corporation

Unitil Corporation provides energy for life by safely and reliably delivering natural gas and electricity in New England. We are committed to the communities we serve and to developing people, business practices, and technologies that lead to the delivery of dependable, more efficient energy. Unitil Corporation is a public utility holding company with operations in Maine, New Hampshire and Massachusetts. Together, Unitil’s operating utilities serve approximately 105,600 electric customers and 82,700 natural gas customers. Other subsidiaries include Usource, Unitil’s non-regulated business segment. For more information about our people, technologies, and community involvement please visit www.unitil.com.

For more information please contact:

Todd Diggins – Investor Relations

Phone: 603-773-6504

Email: diggins@unitil.com

Alec O’Meara – Media Relations

Phone: 603-773-6404

Email: omeara@unitil.com

6 Liberty Lane West

Hampton, NH 03842

T 603.772.0775

www.unitil.com